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                                                                    EXHIBIT 12.3
         UNION OIL COMPANY OF CALIFORNIA AND CONSOLIDATED SUBSIDIARIES
               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                             (Dollars in Millions)
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
                                                      Year Ended December 31
                                               ------------------------------------
                                               1994    1993    1992     1991     1990
                                               ----    ----    ----     ----     ----
Earnings before cumulative effect of
  accounting changes                           $ 125    $ 344  $ 197   $ 75      $491

Provision for income taxes                       170      268    153    139        84

Minority interest                                 --       --      5      6        26
                                                ----     ----   ----   ----      ----
   Earnings subtotal (a)                         295      612    355    220       601

Fixed charges included in earnings:
   Interest expense                              275      304    379    395       419
   Interest portion of rentals (b)                50       55     61     67        60
                                                ----     ----   ----   ----      ----
      Subtotal                                   325      359    440    462       479

Earnings available before fixed charges         $620     $971   $795   $682    $1,080
                                                ====     ====   ====   ====    ======

Fixed charges dividends:
   Fixed charges included
     in earnings                                $325     $359   $440   $462    $  479
   Capitalized interest                           30       30     34     40        10
                                                ----     ----   ----   ----    ------
    Total fixed charges                         $355     $389   $474   $502    $  489
                                                ====     ====   ====   ====    ======

Ratio of earnings to combined fixed
 charges(a)                                      1.7      2.5    1.7    1.4       2.2

________________________________________
(a) Includes pretax asset write-downs of:       $ 71     $ 19   $ 50   $106    $  127

    The ratio of earnings, excluding asset
    write-downs, to fixed charges would be:      1.9      2.5    1.8    1.6       2.5
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(b) Calculated as one-third of operating rental expense.